Exhibit 99.2

Verso Paper Corp.
6775 Lenox Center Court
Suite 400
Memphis, TN 38115-4436

T 901 369 4100
F 901 369 4229

www.versopaper.com

April 20, 2012

Mr. Michael A. Jackson
442 Princeton Wood Cove
Memphis, TN 38117

Re:  Retirement from Verso Paper Corp.

Dear Mike:

This letter agreement (this “Agreement”) sets forth the complete understanding and agreement between Verso Paper Corp., a Delaware corporation (together with any of its subsidiaries and affiliates as may have employed you from time to time, and any and all successors thereto, the “Company”), and you regarding your retirement from the Company.

1.   Retirement.  You have informed the Board of Directors of Verso Paper Corp. that you will retire as the President and Chief Executive Officer and a director of Verso Paper Corp. and each of its subsidiaries (your “Retirement”) effective as of May 14, 2012 (the “Retirement Date”).  The Company and you have agreed that you will remain an employee of the Company through June 30, 2012, to assist in a transitional capacity.

2.   Retirement Benefits.  The Company shall provide you with the following payments and benefits (the “Retirement Benefits”) after your Retirement becomes effective:

  (a)   Employment Agreement.  The Company shall provide you with the payments and benefits applicable to your Retirement that are described in Section 5(a) and Exhibit A of the Employment Agreement dated as of November 16, 2006, as amended by the First Amendment to Employment Agreement dated as of January 1, 2008, and the Second Amendment to Employment Agreement dated as of December 31, 2008, in each case between you and Verso Paper Holdings LLC (collectively, the “Employment Agreement”).

  (b)   Payment.  On or before May 31, 2012, the Company shall pay to you $1,250,000 in cash in a lump sum, which is equal to the sum of your annual base salary as of the Retirement Date ($625,000) and your annual incentive award opportunity at the target level of achievement under the 2012 Verso Incentive Plan ($625,000).

  (c)   Equity Awards.  As of the Retirement Date, the Company shall modify (i) the stock option awards granted to you under the 2008 Incentive Award Plan, as amended (the “Incentive Award Plan”), on September 21, 2009, March 26, 2010, March 2, 2011, and March 6, 2012, to provide that, notwithstanding your Retirement, each such stock option award shall continue in effect in accordance with its original terms and conditions, except that the stock option (A) shall continue to vest according to the original three-year vesting schedule and (B) shall remain exercisable for the original exercise period ending seven years after the grant date; and (ii) the restricted stock awards granted to you under the Incentive Award Plan on September 21, 2009, March 26, 2010, March 2, 2011, and March 6, 2012, to provide that, notwithstanding your Retirement, each such restricted stock award shall continue in effect in accordance with its original terms and conditions, except that the restrictions with respect to the restricted stock shall continue to lapse according to the original three-year vesting schedule.

Notwithstanding the foregoing, if you do not sign the Waiver (as defined below), or if, after having signed it, you revoke the Waiver or fail to comply with any of its provisions, or if you fail to comply with any of your continuing obligations under the Employment Agreement, then subject to applicable law, the Company shall have no obligation to provide you with, and to the extent applicable, you shall return to the Company, the Retirement Benefits.

3.   Waiver.  You agree to sign and be bound by the Company’s standard form of Waiver and Release of Claims Agreement (the “Waiver”), which is considered an integral part of this Agreement.

4.   Taxes.  You shall be ultimately and solely responsible for the timely payment in full of all federal, state and local taxes, and all interest and penalties thereon, imposed with respect to the Retirement Benefits.  The Company shall withhold any and all federal, state and local taxes and other charges that the Company is required to withhold from the Retirement Benefits.

5.   Further Assurances.  You agree to execute and deliver any and all other documents and instruments and to take any and all other actions that the Company may reasonably request from time to time to effectuate the intent and purposes of this Agreement.

6.   Governing Law.  This Agreement shall be governed by, construed under, and enforced in accordance with the internal laws of the State of Delaware, without regard to the conflicts-of-law provisions or principles thereof.

To indicate your agreement to and acceptance of the terms and conditions of this Agreement, please sign and date both copies of this Agreement, return one such copy to me, and retain the other copy for your files.

Very truly yours,

Verso Paper Corp.

/s/ Kenneth D. Sawyer

Kenneth D. Sawyer
Vice President of Human Resources

Agreed to and Accepted:

/s/ Michael A. Jackson
Michael A. Jackson

Date:	April 20, 2012

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